Pricing Supplement Dated September 27, 2000                       Rule 424(b)(3)
(To Prospectus dated November 4, 1996 and                     File No. 333-14605
Prospectus Supplement dated December 30, 1996)

                           SOUTHWEST GAS CORPORATION
                          MEDIUM-TERM NOTES, SERIES A
                                   FIXED RATE
================================================================================
Principal Amount:                 $25,000,000  Interest Rate:         7.75%

Agents' Discounts or Commissions: .50%         Stated Maturity Date:  09/30/2005

Net Proceeds to Issuer:           $24,875,000  Original Issue Date:   10/02/2000
================================================================================

Interest Payment Dates: Payable from October 2, 2000 on the 1st of each April and October commencing 04/01/2001 per the Prospectus Supplement dated December 30, 1996.

Day Count Convention:
[X]    30/360 for the period from 10/02/2000 to 09/30/2005
[ ]    Other

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date. [ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date. [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Dates:
       Repayment Price: ___%

Original Issue Discount:   [ ]  Yes        [X]  No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X]  Book-Entry          [ ]  Certificated

Agents:     [X]  PaineWebber Incorporated      $25,000,000

Agent acting in the capacity as indicated below:
       [ ]  Agent          [X]  Principal

If as principal:
       [X] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of __% of principal amount.
If as Agent:
       Other Provisions:     N/A